Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces First Quarter Results

Wednesday, May 5, 2004

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), an information technology consulting company, today announced financial results for the three months ended March 31, 2004.

Revenue for the three months ended March 31, 2004 was $3.3 million compared to $3.2 million for the three months ended March 31, 2003. The Company recorded net income attributable to common shareholders for the three-month period ended March 31, 2004 of $1,000 ($0.00 per share), compared to net income attributable to common shareholders of $73,000 ($0.01 per share) for the same period of the prior year.

Commenting on the financial results for the quarter, Rich Talarico, Allin’s chief executive officer, stated, “The growth in our E-Business and Technology Infrastructure Solution Area revenue demonstrates that over the last two years we have positioned the Company to take advantage of a rebound in technology spending. This is especially true in the Technology Infrastructure Solution Area where revenue grew 160% on a year-to-year basis and 53% on a sequential quarter basis. As companies have begun to spend to upgrade their networking capabilities, add additional security to their systems and increase their capabilities in wireless and remote connectivity, we have garnered our fair share of these projects based on our visibility and reputation for providing a high level of technical competence in our markets. The increases in spending have been especially prevalent in the Northern California market.”

Mr. Talarico continued, “Unfortunately, gains in the E-Business and Technology Infrastructure Solution Areas were offset to some extent by a decline in revenue in our

Interactive Media Solution Area. The decline in this area is primarily due to a soft schedule in the new build market for cruise line vessels; however, we are working to fill this void by adding additional clients and pressing our case for the implementation of interactive television solutions on existing vessels in the fleets of our current clients.”

Revenue for the three-month period ended March 31, 2004 increased 3% compared to the same period of the prior year. Solution Area Consulting Services revenue grew 22% comparing the first quarter of 2004 with the first quarter of 2003 and 24% on a sequential quarter basis comparing the first quarter of 2004 with the last quarter of 2003. The Technology Infrastructure Solution Area showed the most improvement with revenue growth of 160% comparing the first quarter of 2004 with the first quarter of 2003 and sequential quarter growth of 53%. The E-Business Solution Area also showed improvement with revenue growth of 19% comparing the first quarter of 2004 with the first quarter of 2003 and sequential quarter growth of 27%. Revenue from Interactive Media Solution Area consulting services declined 36% comparing the first quarter of 2004 with the first quarter of 2003 and 10% comparing sequential quarters. Solution Area Integration Services recorded a period-to-period decline in revenue of 26% as the Company was engaged in fewer interactive television implementations during the first quarter of 2004 than during the first quarter of 2003.

The Company’s gross margin percentage remained strong during the first quarter of 2004, improving from 53.5% for the quarter ended March 31, 2003 to 53.8% for the quarter ended March 31, 2004. The improvement was driven by increased margins in the Technology Infrastructure and E-Business Solution Areas and by the mix of revenue, as Solution Area Consulting Services made up a larger component of the Company’s overall revenue base for the quarter ended March 31, 2004.

The Company’s selling, general and administrative expenses increased by 7% comparing the quarter ended March 31, 2004 with the quarter ended March 31, 2003. The main causes for the increase were an increase in the number of employees at the Company as well as additional expenses related to compliance with new regulatory requirements.

Comparing the quarter ended March 31, 2004 with the quarter ended March 31, 2003, improvements in revenue and gross margin were offset by an increase in selling, general and administrative expenses as well as additional income tax expense.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. See “Forward-Looking Statements” below. The Company undertakes no obligation to update these statements.

The Company estimates that revenue in the second quarter of this year will be in the range of $2.1 million to $2.3 million. The Company anticipates that revenue for the full year 2004 will be in the range of $12.2 million to $12.6 million.

The Company anticipates a net loss attributable to common shareholders in a range of approximately $600,000 to $750,000 ($0.09 to $0.11 per common share) in the second quarter of 2004, primarily attributable to the implementation schedule for interactive television systems during the year. The Company anticipates that the net loss attributable to common shareholders for the full year 2004 will be in the range of $300,000 to $550,000 ($0.02 to $0.08 per common share). The net loss attributable to common shareholders expected for the full year 2004 reflects approximately $217,000 of depreciation and amortization and $753,000 in dividends on preferred stock. Based on the Company’s guidance, expected cash flow would be sufficient to meet operating requirements and scheduled preferred stock dividend payments for the full year 2004.

Despite projected results for the second quarter being lower than first quarter results, the Company believes that its guidance for the full year can be achieved based on the current number of proposals under consideration.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in interactive media and Microsoft-based technologies with operations centered on three solution areas: Interactive Media, Technology Infrastructure and E-Business. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. The Company maintains offices in Pittsburgh, Pennsylvania, Ft. Lauderdale, Florida and San Jose and Walnut Creek, California. Allin delivers its services through the trade names Allin Consulting and Allin Interactive.

For additional information about Allin, visit the Company’s Internet site on the World Wide Web at <http://www.allin.com>.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “adding additional clients”, “pressing our case”, “estimates”, “anticipates”, “expected” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended March 31, 2004 and 2003, presented below, have been derived from the consolidated financial statements of the Company for 2004 and 2003.

	Three Months Ended
	March 31, 2004	March 31, 2003
	Unaudited	Unaudited
Revenue
Solution area consulting services	$2,173	$1,775
Solution area integration services	903	1,214
Outsourced services	162	183
Other services	98	22
Information system product sales	8	52

Total Revenue	3,344	3,246

Cost of sales	1,545	1,510

Gross profit	1,799	1,736

Selling, general & administrative	1,568	1,393
(Gain) loss on impairment or disposal of assets	(9)	27
Depreciation & amortization	46	74

Total operating expenses	1,605	1,494

Income from operations	194	242
Interest expense, net	9	12

Income before provision for or benefit from income taxes	185	230
Provision for (benefit) from income taxes	3	(16)

Net income	182	246
Dividends and accretion on preferred stock	181	173

Net income (loss) attributable to common shareholders	$1	$73

Net income (loss) per common share – basic and diluted	$0.00	$0.01

Weighted average shares outstanding – basic	6,967,339	6,967,339

Weighted average shares outstanding – diluted	6,968,145	6,991,014

	March 31, 2004	December 31, 2003
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$4,327	$4,580
Other Current Assets	2,681	2,631

Total Current Assets	7,008	7,211
Other Assets, net	1,935	1,945

Total Assets	$8,943	$9,156

Current Liabilities:
Bank Line of Credit	-0-	-0-
Other Current Liabilities	1,987	2,295
Other Liabilities	3,116	3,026
Shareholder’s Equity	3,840	3,835

Total Liabilities and Shareholder’s Equity	$8,943	$9,156